Exhibit 10.1

AGREEMENT
This Agreement (this “Agreement”) is entered into as of the date set forth on the signature page hereto by and among Babcock & Wilcox Enterprises, Inc. (the “Company”), on the one hand, and Vintage Capital Management, LLC (“Vintage”), Kahn Capital Management, LLC and Brian R. Kahn (collectively, the “Shareholders”), on the other hand. Each of the Company and the Shareholders are a “Party” and, collectively, the “Parties.”
RECITALS
1.As of the date hereof, Vintage beneficially owns 6.6 million shares of the common stock, par value $0.01 per share (the “Common Shares”), of the Company, or approximately 14.9% of the Common Shares issued and outstanding on the date hereof.
2.    The Board of Directors of the Company (the “Board”) and Governance Committee thereof have considered the qualifications of Matthew E. Avril, Henry E. Bartoli and Mr. Kahn (collectively, the “Shareholder Nominees”) and determined that each of them satisfies the Director Criteria (as defined below) and otherwise should be elected to the Board.
NOW, THEREFORE, the Parties agree as follows:
1.Board Composition; Additional Agreements. (1) (1) Effective immediately following the execution and delivery of this Agreement, the Company, acting through the Board and all applicable committees of the Board, will take all necessary actions (including by increasing the size of the Board) to appoint the Shareholder Nominees to the Board to serve as directors in the following classes: Class I: Henry E. Bartoli; Class II: Matthew E. Avril and Class III: Brian R. Kahn. No later than January 31, 2018, the Board, in consultation with the Shareholder Nominees, will take all necessary action to appoint at least one Shareholder Nominee to each of the Board’s Audit and Finance Committee, the Compensation Committee and the Governance Committee.
(i)    At the Company’s 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”), the Board will nominate and recommend, and the Company will support and solicit proxies for, the election of Mr. Kahn (or his Replacement Nominee (as defined below)) and up to three of the members of the Board serving in Class III as of the date of this Agreement, or, if any such director (other than Mr. Kahn (or his Replacement Nominee)) is unable or unwilling to stand for re-election, or if, other than with respect to Mr. Kahn or his Replacement Nominee, the Board determines after consulting with counsel that it cannot recommend any such person’s election in the good faith discharge of the Board’s fiduciary duties, a substitute nominee approved by the Board’s Governance Committee, acting after one of the Shareholder Nominees has been elected to such Committee (all such nominees, the “Director Nominees”).
(ii)    So long as Vintage’s beneficial ownership has not decreased below 5% of the then-outstanding Common Shares (other than as a result of an increase in the number of outstanding Common Shares), if any Shareholder Nominee (including any Replacement Nominee) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Nomination Period (as defined below), Vintage may recommend a substitute person(s) in accordance with this Section 1(a)(iii) (any such replacement nominee will be referred to as a “Replacement Nominee”). Any Replacement Nominee must satisfy the Director Criteria and be nominated for election to the Board by the Governance Committee. The Company will take all steps necessary so that the Governance Committee makes its determination and recommendation regarding whether such Replacement Nominee meets the foregoing criteria within 15 business days after (A) such Replacement Nominee has submitted the Company’s standard director and officer questionnaire and an authorization form to conduct a background check and (B) representatives of the Board have conducted, or caused to be conducted, customary interview(s) of, and other diligence activities with respect to, such nominee. The Company will conduct any such interview(s) and other diligence actions as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within 15 business days after the submission of such nominee. If the Governance Committee does not accept a person recommended by Vintage as the Replacement Nominee, Vintage will have the right to recommend additional substitute person(s) whose appointment will be subject to the Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Nominee by the Governance Committee, the Company will take all steps necessary so that the Board votes on the appointment of such Replacement Nominee to the Board no later than ten business days after the Governance Committee’s recommendation of such individual; provided, however, that if the Board does not elect such individual to the Board pursuant to this Section 1(a)(iii), the Parties will continue to follow the procedures of this Section 1(a)(iii) until a Replacement Nominee is elected to the Board.
(iii)    “Director Criteria” means the individual in question must (A) be reasonably acceptable to the Board, (B) be independent of Vintage (other than with respect to Mr. Kahn or any replacement for Mr. Kahn and, for the avoidance of doubt, the nomination by Vintage of such person to serve on the board of another company will not (in and of itself) cause such person not to be deemed independent of Vintage), (C) qualify as “independent” pursuant to New York Stock Exchange listing standards (or applicable requirements of such other national securities exchange designated as the primary market on which the Common Shares are listed for trading), and (D) meet the Company’s publicly disclosed guidelines and policies with respect to service on the Board as in effect at any relevant time.
(iv)    During the Nomination Period, the Board will be composed of no more than 10 directors.
(v)    Each Shareholder Nominee (including any Replacement Nominee) will be entitled to the same director benefits as other members of the Board, including, but not limited to, (A) compensation for his or her service as a director and reimbursement for his or her expenses on the same basis as all other non-employee directors of Company, (B) equity-based compensation grants and other benefits on the same basis as all other non-employee directors of Company, and (C) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

(vi)    During the Nomination Period, the Company agrees that it will not form new committees or subcommittees of the Board unless such committee is formed for a specific purpose such as reviewing a transaction or proposed transaction, investigating alleged misconduct or a possible claim, in which event such committee will be composed of such directors as the Board determines in good faith, after consultation with counsel in a meeting in which all directors are invited to participate, would be best suited in the circumstances.
(vii)    The Company will hold the 2018 Annual Meeting and the 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) no later than May 31, 2018, and May 31, 2019, respectively, unless, in each case, the Board determines, after discussing the matter in good faith with Vintage (through its Lead Director or other authorized representative), to postpone such date.
(viii)    The Company will propose that shareholders vote to declassify Board terms at the 2018 Annual Meeting and will use its reasonable best efforts to solicit proxies in favor of shareholders taking that action. In connection therewith, the Company, acting through the Board and all applicable committees of the Board, will take all necessary actions such that, if the Company’s shareholders approve declassification of the Board terms at the 2018 Annual Meeting, (A) the Board will be divided into two classes immediately after the 2018 Annual Meeting, one composed of the Director Nominees, plus another director selected by the Governance Committee and specified in the proxy statement for the 2018 Annual Meeting, acting after one of the Shareholder Nominees has been elected to such Committee, and the other class being all other directors, and (B) all nominees stand for election annually beginning at the Company’s 2020 Annual Meeting of Shareholders. All current members of the Board, in their capacities as shareholders, have informed the Company that they will vote in favor of the declassification of the Board at the 2018 Annual Meeting.
(b)    Additional Agreements.  Each Shareholder will comply, and will cause each of its controlled Affiliates and controlled Associates to comply, with the terms of this Agreement and will be responsible for any breach of this Agreement by any such Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” will have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and will include all persons that at any time during the term of this Agreement become controlled Affiliates or controlled Associates of any person referred to in this Agreement. For purposes of this Agreement, “person” will be defined broadly to include any corporation, company, group, partnership, governmental body or other entity or individual.
(i)    During the Nomination Period, except as expressly provided in this Agreement, each Shareholder agrees that it will not, and that it will not permit any of its controlled Affiliates or controlled Associates to, (A) nominate or recommend for nomination any person for election to the Board, directly or indirectly, (B) submit any proposal for consideration at, or bring any other business before, a shareholder meeting of the Company, directly or indirectly, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign at the Company, directly or indirectly, in each case other than as provided in this

Agreement. Each Shareholder will not publicly or privately encourage or support any other shareholder to take any of the actions described in this Section 1(b)(ii).
(ii)    Each Shareholder agrees that it will appear in person or by proxy at all annual meetings during the Nomination Period and will vote or cause to be voted all Common Shares beneficially owned by it at such annual meetings (A) in favor of the Board’s nominees for director, (B) in accordance with the Board’s recommendation with respect to the ratification of the Company’s independent registered public accounting firm, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal, (D) in accordance with the Board’s recommendation with respect to the frequency of the Company’s “say-on-pay” proposals, and (E) in favor for the declassification of the Board.
(iii)    Prior to the date of this Agreement, the Shareholder Nominees have submitted to the Company an accurately completed copy of the Company’s standard director and officer questionnaire and an executed authorization form to conduct a background check, as requested by the Company in connection with the appointment or election of new Board members.
(iv)    The Shareholders agree that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse Mr. Kahn (or any Replacement Nominee who is an employee of Vintage) from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (B) any action taken in response to actions taken or proposed by any of the Shareholders or their respective Affiliates or Associates with respect to the Company, or (C) any proposed transaction between the Company and a Shareholder or its Affiliates or Associates.
2.    Other Covenants. (1) Each Shareholder agrees that, from the date of this Agreement until the earlier to occur of (1) the first date on which shareholders may nominate individuals for election to the Board if the Company announces that it will hold a shareholder meeting at which directors will be elected other than the 2018 Annual Meeting or the 2019 Annual Meeting or (2) the first date on which shareholders may nominate individuals for election to the Board at the 2019 Annual Meeting (such period, the “Nomination Period”), neither it nor any of its controlled Affiliates or Associates will, and it will cause each of its controlled Affiliates and Associates not to, directly or indirectly, in any manner (except as permitted by this Agreement):
(i)    engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company;
(ii)    form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Shares (other than with the other Shareholders and their Affiliates and Associates), it being understood that that nothing in this Agreement will limit the ability of an Affiliate or Associate of any Shareholder to join the

“group” with each other or with one or more Shareholders following the execution of this Agreement so long as any such Affiliate or Associate agrees to be bound by the terms and conditions of this Agreement;
(iii)    deposit any Common Shares in any voting trust or subject any Common Shares to any arrangement or agreement with respect to the voting of any Common Shares, other than any such voting trust, arrangement or agreement solely among the Shareholders and otherwise in accordance with this Agreement;
(iv)    (A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Vintage and the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public, or (E) call or seek to call a special meeting of shareholders;
(v)    seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of the Company’s shareholders, except in accordance with Section 1; or
(vi)    make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably expected to trigger public disclosure obligations for any Party.
(b)    Except as expressly provided in this Agreement, each Shareholder will be entitled to (i) vote its shares on any other proposal duly brought before an annual or special meeting or otherwise vote as such Shareholder determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any shareholder proposal or other matter to be voted on by the shareholders of the Company and the reasons therefor.
(c)    Nothing in Section 2(a) will be deemed to limit the exercise in good faith by the Shareholder Nominees of their fiduciary duties solely in their capacity as directors of the Company and in a manner consistent with their and the Shareholder’s obligations under this Agreement.
3.    Representations and Warranties. (1) Each Shareholder, severally and not jointly, represents and warrants to the Company that: (i) the authorized signatory of such Shareholder set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such Shareholder thereto; (ii) this Agreement has been duly authorized, executed and delivered by such Shareholder, and is a valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such Shareholder as currently in effect; (iv) the execution, delivery and performance of this Agreement by such Shareholder does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound; (v) as of the date of this Agreement, such Shareholder’s ownership of Common Shares is as set out in this Agreement; and (vi) as of the date hereof, other than as disclosed in this Agreement or in the Press Release (as defined below), such Shareholder does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).
(a)    The Company represents and warrants to each Shareholder that: (i) the authorized signatory of the Company set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Company thereto; (ii) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect; (iv) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.
4.    Press Release and SEC Filings. (1) Promptly and in any event no later than one business day following the execution and delivery of this Agreement, the Company and Vintage will jointly publish a press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the publication of the Press Release and subject to the terms of this Agreement, neither the Company nor any Shareholder will publish any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the Vintage, in the case of the Company, or the Company, in the case of the Shareholders.
(a)    Promptly and in any event no later than two business days following the date of this Agreement, the Company will file with the SEC a Current Report on Form 8‑K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations under this Agreement and appending this Agreement and the Press Release as an exhibit (the “Form 8-K”). The Form 8-K will be consistent with the Press Release and the terms of this Agreement. The Company will provide the Shareholders and their legal counsel with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Shareholders.
(b)    Promptly and in any event no later than two business days following the date of this Agreement, the Shareholders will file with the SEC an amendment to their Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to their obligations under this Agreement and appending this Agreement as an exhibit (the “Schedule 13D Amendment”). The Schedule 13D Amendment will be consistent with the Press Release and the terms of this Agreement. The Shareholders will provide the Company and its legal counsel with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company.
5.    Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Nomination Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 5, neither it nor any of its respective Affiliates or designated spokespersons will in any way publicly disparage any other Party or such other Party’s Affiliates (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), officers, attorneys or representatives, or any of their businesses, products or services, in a manner that would reasonably be expected to damage the business or reputation of such other Party. Notwithstanding the foregoing, any statements made in any action, suit or proceeding or regarding a Party’s operational or financial performance or any strategy, plans or proposals not supported by the other Party (“Opposition Statements”) will not be deemed to be a breach of this Section 5 (subject to, for the avoidance of doubt, any obligations of confidentiality that a member of the Board may otherwise have), it being understood that if any Opposition Statement is made by a Party, the other Party will be permitted to publicly respond as it determines in good faith to be appropriate. This Section 5 will not apply to any statement made in connection with any action to enforce this Agreement.
6.    Expense Reimbursement. Within five business days of the date of this Agreement, the Company will reimburse the Shareholders for their reasonable and documented out-of-pocket fees and expenses (including legal expenses) (up to a maximum of $35,000) incurred by the Shareholders in connection with the negotiation and execution of this Agreement.
7.    Specific Performance. Each of the Shareholders, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each party (as applicable, the “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law. This Section 7 is not the exclusive remedy for any violation of this Agreement.
8.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
9.    Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated), or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and emails for such communications:

If to the Company:

Babcock & Wilcox Enterprises, Inc.
13024 Ballantyne Corporate Place, Suite 700
Charlotte, NC 28277
Attention: J. André Hall
Email: jahall2@babcock.com
with a copy (which will not constitute notice) to:

Jones Day
250 Vesey Street
New York, NY 10281
Attention: Robert Profusek / Jeffrey Symons
E-mail: raprofusek@jonesday.com / jsymons@jonesday.com
and
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: David Katz
Email: dakatz@wlrk.com
If to the Shareholders:

Vintage Capital Management
4704 S. Apopka Vineland Road, Suite 206
Orlando, FL 32819
Attention: Brian R. Kahn
Email: bkahn@vintcap.com
with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Bradley L. Finkelstein / Douglas K. Schnell
Email: bfinkelstein@wsgr.com / dschnell@wsgr.com
10.    Applicable Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another Party or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
11.    Counterparts. This Agreement may be executed in two or more textually identical counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
12.    Confidentiality. Any Shareholder Nominee who is an employee of Vintage, if he or she wishes to do so, subject to Section 13, may provide confidential information of the Company that such Shareholder Nominee learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Vintage, its controlled Affiliates and Associates and legal counsel (collectively, “Vintage Representatives”), in each case solely to the extent that such Vintage Representatives need to know such information in connection with Vintage’s investment in the Company; provided, however, that such Shareholder Nominee (a) will inform such Vintage Representatives of the confidential nature of any such Company Confidential Information and (b) will instruct such Vintage Representatives to refrain from disclosing such Company Confidential Information to anyone (whether to any company in which Vintage has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with Vintage’s investment in the Company. Vintage will be responsible for maintaining the continuing confidentiality of Company Confidential Information and compliance with Section 13.
13.    Securities Laws. Each Shareholder acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14.    Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term. This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth in this Agreement. No modifications of this Agreement can be made except in writing signed by an authorized representative of each Party. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party will assign or delegate this Agreement or any rights or obligations hereunder without, with respect to Vintage, the prior written consent of the Company, and with respect to the Company, the prior written consent of Vintage. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement will terminate at the end of the Nomination Period, except the provisions of Sections 6 through 14 hereof, which will survive such termination, and no termination of this Agreement will relieve a person from any liability for any prior breach.
[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of January 3, 2018.
BABCOCK & WILCOX ENTERPRISES, INC.

By:	/s/ Jenny L. Apker
Name:	Jenny L. Apker
Title:	Senior Vice President and Chief Financial Officer
VINTAGE CAPITAL MANAGEMENT, LLC

By:	/s/ Brian R. Kahn
Name:	Brian R. Kahn
Title:	Manager
KAHN CAPITAL MANAGEMENT, LLC

By:	/s/ Brian R. Kahn
Name:	Brian R. Kahn
Title:	Manager

/s/ Brian R. Kahn
Name:	Brian R. Kahn

EXHIBIT A

PRESS RELEASE
(Included in Exhibit 99.1)